UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
FORM 8-K
___________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): NOVEMBER 7, 2022
___________________________
Weber Inc.
(Exact Name of Registrant as Specified in Its Charter)
___________________________

DE	001-40702	61-1999408
(State of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
1415 S. Roselle Road Palatine, Illinois		60067
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (847) 934-5700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
___________________________
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	WEBR	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01. Entry into a Material Definitive Agreement
Loan Agreement
On November 8, 2022, Weber-Stephen Products LLC, a Delaware limited liability company (“Weber-Stephen”), a subsidiary of Weber Inc., a Delaware corporation (“Weber” or the “Company”), entered into a loan agreement (the “Loan Agreement”) by and among Weber-Stephen, as borrower, and BDT Capital Partners Fund I, L.P. and BDT Capital Partners Fund I-A, L.P., as lenders (each a “Lender” and, together, the “Lenders”). The Loan Agreement provides for an unsecured term loan facility in an initial aggregate principal amount of $61.2 million (the “Initial Loan”). The Initial Loan may be drawn by Weber-Stephen subject to customary conditions not later than the date on which the Company releases its financial results for the fiscal quarter ended September 30, 2022.
In addition, the Loan Agreement provides for the possibility of Weber-Stephen incurring additional unsecured term loans in an aggregate principal amount of up to $150.0 million (the “Incremental Loans”) pursuant to an uncommitted “accordion” feature. In the event that any lenders agree to provide the Incremental Loans, the terms of such Incremental Loans will be agreed among Weber-Stephen and such lenders.
The Initial Loan bears interest at a fixed annual rate equal to 12.0%, payable (at Weber-Stephen’s election) in cash or “in kind” by adding such amount of accrued interest to the outstanding principal balance of the Initial Loan, in either case on a quarterly basis. An upfront fee of 2.0% of the principal amount of the Initial Loan shall also be payable (at Weber-Stephen’s election) in cash or “in kind” to the Lenders upon funding of the Initial Loan. The Initial Loan matures on January 29, 2026.
Weber-Stephen has the option to prepay the Initial Loan under the Loan Agreement upon two business days’ notice without premium or penalty. The Loan Agreement contains customary representations and warranties, affirmative covenants and events of default, as more fully described therein. The Loan Agreement contains no negative covenants and no financial maintenance covenant.
Proceeds of the Initial Loan may be used (a) to pay fees and expenses in connection with the Loan Agreement and (b) for working capital, capital expenditures and other general corporate purposes of Weber-Stephen and its subsidiaries, including the repayment of existing revolving indebtedness.
The Loan Agreement was approved by the full Board of Directors of the Company following the recommendation to do so by a special committee of independent members of the Board of Directors. Neither the Loan Agreement nor the funding of any Initial Loan pursuant thereto is contingent upon any potential transaction with BDT Capital Partners, LLC, an affiliate of the Lenders, or its affiliated investment funds (including the Lenders) that the special committee of independent members of the Board of Directors is considering or may consider in the future.
The foregoing description of the Loan Agreement is a summary and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) As disclosed on a Form 8-K filed on June 8, 2022, the Board of Directors of the Company appointed Michael P. Bayer to become the Company’s Chief Accounting Officer, effective on the immediate date following the date that Weber files its 2022 Annual Report on Form 10-K.
In connection with this appointment, on November 7, 2022, the Compensation Committee of the Board of Directors approved an annual base salary for Mr. Bayer of $364,000. His target annual incentive under the Company’s Annual Incentive Plan will be 50% of his annual base salary.
(e) In addition, on November 9, 2022, the Company’s CEO and CFO, Alan D. Matula and William J. Horton, each received a one-time grant of restricted stock units (“RSUs”) in the amount of 100,000 and 50,000 RSUs, respectively. The special RSUs vest in equal annual installments on November 9, 2023 and November 9, 2024, but shall forfeit in the event of resignation or termination for cause.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1*	Loan Agreement, dated as of November 8, 2022, by and among Weber-Stephen Products LLC, as the Borrower, and the Lenders referred to herein, as the Lenders.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Portions of this exhibit have been omitted pursuant to Item 601(b)(10) because they are both (i) not material and (ii) contain personal information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBER INC.

Date: November 9, 2022

	By:	/s/ Erik W. Chalut
		Name:	Erik W. Chalut
		Title:	General Counsel
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